Limelight Networks Announces Rulings on Pretrial Motions; Trial on Remaining Patent to Begin Monday 11 February
TEMPE, Ariz., Feb. 5 /PRNewswire-FirstCall/ — Limelight Networks, Inc. (Nasdaq:LLNW) announced that the United States District Court for the District of Massachusetts provided notice of certain rulings today in the Akamai Technologies, Inc. et al. v. Limelight Networks litigation matter. The Court conducted a pretrial conference and ruled on certain pending pretrial motions.
Among its rulings, the Court granted Limelight’s motion for summary judgment of noninfringement of U.S. Patent No. 6,553,413, thus removing that patent from the upcoming trial in this matter. The Court ruled on certain other matters, including: that certain fact issues precluded granting Limelight’s motion regarding the remaining patent in the case, U.S. Patent No. 6,108,703; denying Akamai’s motion on certain equitable defenses; and granting Akamai’s summary judgment motion on Limelight’s patent misuse defense.
Akamai earlier this week agreed to a judgment that Limelight does not infringe U.S. Patent No. 7,103,645. Akamai also stated that it was no longer alleging willful infringement by Limelight and would not allege, as part of its infringement case, that Limelight had copied any of the allegedly patented features.
The trial in this matter concerning the remaining claims under the ‘703 patent is scheduled to begin on Monday, February 11, 2008.
About Limelight Networks
Limelight Networks is a high-performance content delivery network for digital media, providing massively scalable, global delivery solutions for on-demand and live Internet distribution of video, music, games, software and social media. Limelight Networks’ infrastructure is optimized for the large object sizes, large content libraries, and large audiences associated with compelling rich media content. Limelight is the content delivery network of choice for over 1,000 companies, including many of the world’s top Internet, media and entertainment companies, including Microsoft Xbox Live, Sony Playstation 3, Akimbo, Amazon Unbox™, Belo Interactive, Brightcove, “BuyMusic” @ Buy.com, DreamWorks, LLC, Facebook, FOXNews.com, IFILM, ITV Play, MSNBC.com, NC Interactive and Valve Software. For more information, visit www.llnw.com.
Media and Investor Contact:
Paul Alfieri
Limelight Networks
+1-917-297-4241
palfieri@llnw.com
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